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                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-61592, 33-45781, 33-35648 and 33-34296) pertaining to the
Merisel, Inc. 1992 Stock Option Plan for Nonemployee Directors, the Merisel, Inc. 1991 Employee Stock Option Plan, the Softsel Computer Products, Inc. 1983 Stock Option and Employee Stock Option Plans and the Softsel Computer Products, Inc. Microamerica Substitute Stock Option Plan of our report dated January 7, 1994, with respect to the statement of revenues and operating expenses of the United States Franchise and Distribution Division of ComputerLand Corporation for the years ended September 30, 1993 and 1992 included in Merisel, Inc.'s Form 8-K dated February 14, 1994, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young


San Jose, California
February 11, 1994